Exhibit 99.2

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors
Watson Wyatt & Company Holdings
1717 H Street NW
Washington, D.C. 20006

Members of the Board:

        CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of its opinion letter to the Board of Directors of Watson Wyatt & Company Holdings ("Watson Wyatt Holdings") as Annex B to, and reference thereto under the captions "SUMMARY—Opinion of Watson Wyatt Holdings' Financial Advisor" and "THE ACQUISITION—Opinion of Watson Wyatt Holdings' Financial Advisor" in, the Proxy Statement/Prospectus relating to the proposed acquisition transaction involving Watson Wyatt Holdings and Watson Wyatt LLP, which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Watson Wyatt Holdings. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                          Very truly yours,

                          /s/ CIBC World Markets Corp.

                          CIBC WORLD MARKETS CORP.

New York, New York
May 4, 2005